Exhibit 99.1

For release January 9, 2006, at 4:01 p.m. Eastern

Planar Raises Earnings Expectations for Q1 of Fiscal 2006

First quarter earnings announcement scheduled for January 26th

BEAVERTON, Ore. - January 9, 2006 - Planar Systems (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, today increased its sales and earnings expectations for the first quarter ended December 31, 2005. Planar now expects sales to be $56 - $57 million and earnings, including stock based compensation expense, to be $0.08 to $0.10 per diluted share. The change in expectations is primarily the result of higher than anticipated sales of higher margin EL and AMLCD display products to Industrial and Medical segments. Planar provided first quarter guidance on November 2, 2005 for sales of $50 - $55 million and diluted earnings per share of $0.00, including stock based compensation expense of about $0.02 per diluted share.

Results for the quarter are scheduled to be disclosed in a press release on Thursday, January 26, 2006 at 9 a.m. Eastern Time, followed by a conference call at 1 p.m. Eastern Time. Chief Executive Officer and President Gerry Perkel and Chief Financial Officer Scott Hildebrandt will conduct the call.

An audio feed of the conference call will be accessible through a link in the investor information section of the company’s Web site, www.planar.com, or through numerous investor-oriented Web sites. A replay of the webcast will be available through February 28, 2006, and a transcript of the management commentary portion of the call will be posted on the Planar Web site.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ:PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. Visit the company’s web site at www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements in this press release regarding the Company’s expectations as to sales and earnings per share for the quarter ended December 31, 2005 are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The Company’s final financial results for the quarter ended December 31, 2005 could vary materially from the expected financial results described above as a result of the completion by the Company’s management and independent auditors of customary quarterly closing and review procedures. Other factors that can cause actual financial results to vary materially from the Company’s expectations include: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Scott Hildebrandt, CFO

503-748-5972 / scott_hildebrandt@planar.com